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                            ASSET PURCHASE AGREEMENT


                          DATED AS OF NOVEMBER 15, 2001


                                      AMONG


                              ALLEGRA HOLDINGS LLC,
                      A MICHIGAN LIMITED LIABILITY COMPANY,

                               INSTY-PRINTS, INC.,
                             A MINNESOTA CORPORATION

                                       AND

                                   IPI, INC.,
                             A MINNESOTA CORPORATION





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                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT"), dated as of November 15, 2001 (the "SIGNING DATE"), is made by and among INSTY-PRINTS, INC., a Minnesota corporation ("INSTY"), IPI, INC., a Minnesota corporation ("IPI"), and ALLEGRA HOLDINGS LLC, a Michigan limited liability company ("BUYER"). (Insty and IPI are sometimes referred to herein individually as a "SELLER" and together as "SELLERS".)

                                R E C I T A L S:
                                - - - - - - - -

         WHEREAS, Insty, a wholly-owned subsidiary of IPI, is engaged in the business of franchising printing centers under the trade name of "Insty-Prints(R)" (the "BUSINESS");

         WHEREAS, IPI is the sole shareholder of Insty and owns certain assets in connection with the Business; and

         WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, certain assets associated with the operation of the Business, on the terms and conditions contained in this Agreement; and

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

         1.1. PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.6), each Seller shall sell, transfer, convey and deliver to Buyer, and Buyer shall purchase from each Seller, all of such Seller's right and title to and interest in the Acquired Assets (as defined in Section 1.2), free and clear of all claims, liens, mortgages, pledges, charges, security interests, equities and encumbrances of any nature whatsoever (collectively "ENCUMBRANCES").

         1.2. ACQUIRED ASSETS. As used herein, as to each Seller, the term "ACQUIRED ASSETS" shall mean all of such Seller's right, title and interest in and to the following:

                  (a) all rights, title and interest of Seller in and to all franchise agreements, including any and all amendments, modifications or extensions thereto, entered into by and between Seller and its franchisees, or assigned to Seller;

                  (b) a commercially reasonable amount of unopened and undamaged inventory relating to the Business purchased and owned by Seller within ninety (90) days immediately prior to the Closing for products Seller has sold to franchisees or other customers within such ninety (90) day period (collectively, the "INVENTORY");

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                  (c) all accounts receivable and notes receivable, including, without limitation, all trade accounts receivables, notes receivables from customers, franchisees and all other obligations of customers and/or franchisees with respect to sale of goods or services, or amounts due under a franchise agreement or any other contract, whether or not evidenced by a note, including, without limitation, those listed on Schedule 1.2(c), as adjusted by the Final Receivables Schedule as hereinafter provided (all of the foregoing collectively referred to herein as "RECEIVABLES"); provided, however, Receivables shall exclude the Turnback Accounts identified on Schedule 1.3(c);

                  (d) all rights of Seller under the Enumerated Contracts (as defined in Section 3.7) identified on Schedule 1.2(d) (the "ASSUMED CONTRACTS");

                  (e) the signs, off-the-shelf office computer software and computer hardware for employees hired by Buyer pursuant to Section 5.4;

                  (f) all Intellectual Property (as defined in Section 3.18) and all rights of Seller to any Licensed Intellectual Property (as defined in Section 3.18);

                  (g) any claim (contractual or otherwise), recovery, refund, counterclaim, right to offset or other right such Seller may have with respect to, or which arise out of, any of the Assumed Liabilities (as defined in Section 1.4) or any of the Acquired Assets or the Business;

                  (h) all advertising and marketing materials and brochures (including all artwork related thereto), and other materials and data relating to the Business; and

                  (i) all warehouse equipment, racks and related movable items located at 8091 Wallace Road, Eden Prairie, Minnesota (the "PREMISES");

                  (j) all claims, deposits, warranties, guarantees, refunds primarily related to the Acquired Assets, causes of action, right of recovery, rights of set-off and rights of recoupement of every kind and nature (except relating to the payment of taxes), other than those relating primarily to the Excluded Assets;

                  (k) all authorization, approvals, permits, licenses, orders, registration, certificate, and similar rights obtained from federal, state, or local government or governmental agencies or other similar rights (collectively, "GOVERNMENT LICENSES"), but excluding any such permits or license that are not transferable, and all data and records pertaining thereto;

                  (l) all franchisee, developer and supplier and prospective franchisee and supplier lists, leads, sales records, and files (including, without limitation, all original franchise agreements, Uniform Franchise Offering Circular receipts and other documents whether in possession of Seller or Seller's attorney, brokers or other agents); records and files regarding Intellectual Property and all other books and records (including electronic records), specifications, designs, layouts, renderings, equipment lists, manuals, training materials videos, brochures, photographs, negatives, and schedules and other materials relating primarily to the operation of the Business; and


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                  (m) all interests in the Insty-Prints website
         (www.instyprints.com) and any other websites of Sellers relating to the Business, including, without limitation, all of Seller's rights, title and interest in the domain name of such website(s), all links thereto (to the extent transferable), the contents of the website, and the right of ownership in such website, and all interests of a Seller in any other domain name registration for the Business;

                  (n) all customer deposits and prepaid items relating to the Business;

                  (o) all assets distributed to Insty upon dissolution of the National Advertising Trust Fund pursuant to the terms of the Trust Agreement Establishing the Insty-Prints National Advertising Trust Fund dated December 20, 1996 (the "TRUST AGREEMENT"); and

                  (p) the telephone numbers 952-975-6200 and 1-800-799-1000 and the fax number 952-975-6262, to the extent same are assignable.

         1.3. EXCLUDED ASSETS. The Acquired Assets shall not include the following assets of each Seller (collectively, the "EXCLUDED ASSETS"), which such Seller shall specifically retain:

                  (a) All corporate minute book, stock records and corporate seal of Seller;

                  (b) All cash, checks, and other marketable securities, all utility deposits and all negotiable instruments of Seller;

                  (c) The accounts and notes receivable listed on Schedule 1.3(c) (the "TURNBACK ACCOUNTS");

                  (d) All of Seller's rights relating to any insurance policy or insurance contract maintained by Seller;

                  (e) All Employee Plans (as defined in Section 3.12);

                  (f) The sublease between IPI and Intranet Solutions, Inc. dated June 29, 2000 respecting the Premises;

                  (g) All tangible assets relating to the company-owned Insty-Print store(s) owned by Seller (the "CORPORATE STORES") and the rights of Sellers under that certain Purchase Agreement dated October 5, 2001 by Insty and Rob Gathings;

                  (h) All furnishings, building improvements, phone system, furniture, and general office equipment, except for the items listed on
         Schedule 1.2(e);

                  (i) All employment agreements;

                  (j) Any claims for dividends or other distributions, in cash, property, securities or otherwise in respect of the capital stock of Sellers;


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                  (k) Any claims (including benefits arising therefrom) which are related solely to liabilities of Sellers which are not Assumed Liabilities or which are related solely to Excluded Assets;

                  (l) Sellers' rights under this Agreement and any documents required to be delivered pursuant hereto;

                  (m) Income tax returns and other original income tax records of Sellers and all claims for refunds; and

                  (n) All of IPI's assets relating solely to its Change of Mind Learning Centers, Inc. franchise business.

         1.4. ASSUMPTION OF CERTAIN LIABILITIES. As partial consideration for Sellers' sale of the Acquired Assets to Buyer and subject to the provisions of
Section 1.5 below, Buyer hereby assumes those liabilities and obligations of each Seller that relate solely to events or conditions arising after the Closing and arising under the Franchise Agreements (as defined in Section 3.19(a)), the Assumed Contracts, and the trade credits and the accrued liabilities listed on
Schedule 1.4, as modified by the Final Trade Credits and Accrued Liabilities Schedule (the "TRADE CREDITS AND ACCRUED LIABILITIES") (collectively, the "ASSUMED LIABILITIES").

         1.5. NO ASSUMPTION OF EXCLUDED LIABILITIES. Buyer does not assume or take subject to any liabilities or obligations of Seller whatsoever which are not expressly provided in Section 1.4 above (the "EXCLUDED LIABILITIES"). Without limiting the generality of the foregoing, "EXCLUDED LIABILITIES" include: (a) all liabilities and obligations of Seller relating to any of the Excluded Assets; (b) all Taxes (defined in Section 3.5), including, without limitation, those sales taxes, use taxes and other taxes arising in connection with the purchase and sale of the Acquired Assets; (c) those accrued expenses related to the operation of the Business covering the period up to the Closing Date, except for those listed on Schedule 1.4; (d) obligations of a Seller under any guarantees by such Seller of third-party obligations; and (e) subject to
Section 5.7, obligations of Insty or the trustees under the Trust Agreement.

         1.6. CLOSING. Consummation of the transactions this Agreement contemplates (the "CLOSING") shall take place at the offices of Lindquist & Vennum, P.L.L.P. in Minneapolis, Minnesota, at 11:00 a.m. Central Time on December 28, 2001 or another date mutually agreed upon by the parties hereto, but in no event later than January 31, 2001 (the "CLOSING DATE").

                                   ARTICLE 2

                         CONSIDERATION AND PAYMENT TERMS

         2.1. PURCHASE PRICE. The aggregate consideration to be paid to Sellers by Buyer for the Acquired Assets and the agreement by Sellers to enter into the Restrictive Covenant Agreement attached as EXHIBIT 7.1(f) hereto (the "RESTRICTIVE COVENANT AGREEMENT") shall be the Purchase Price plus the Assumed Liabilities. The Purchase Price shall equal the aggregate of the following amounts (the "PURCHASE PRICE"):


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                  (a) Four Million One Hundred Twenty-Five Thousand Dollars
         ($4,125,000), minus the aggregate amount of Trade Credits and Accrued Liabilities as set forth on the Final Trade Credits and Accrued Liability Schedule and assumed by Buyer pursuant to Section 1.4;

                  (b) An amount equal to Sellers' original acquisition cost for the Inventory, which shall be paid within thirty (30) days after the Closing Date;

                  (c) An amount equal to the "net book value" of prepaids as set forth on Schedule 2.1(c) hereto, as modified by the Final Prepaids Schedule, which shall be agreed upon by the parties at least five (5) days prior to the Closing and payable in immediately available funds at the Closing; and

                  (d) An amount determined pursuant to Section 2.2 below for the Receivables, which shall be payable in the manner set forth in Section 2.2.

         2.2. RECEIVABLES. With respect to the Receivables, as set forth in
Schedule 1.2(c), as modified by the Final Receivables Schedule, Buyer and Sellers have agreed to the following categorizations: "Current," "Settlement," "Special Settlements," "Workout," and "Undetermined." With respect to each category of Receivables, Buyer will pay Sellers the following amounts for the Receivables, less any reasonable out-of-pocket expenses incurred by Buyer in the collection of such Receivables, in the manner set forth below:

                  (a) Current: During the one (1) year period immediately after the Closing, Buyer will pay Sellers, on or before the tenth (10th) day of each calendar month, one hundred percent (100%) of the amounts received by Buyer during the immediately preceding calendar month. All payments received by Buyer for a "Current" account will be applied to the most dated Receivable for such account.

                  (b) Settlements: On the tenth (10th) day after the Closing Date, Buyer will pay Sellers fifty percent (50%) of the "Net" amount agreed upon by the parties on the Schedule 1.2(c). In addition, during the one (1) year period immediately after the Closing, Buyer will pay Sellers, on or before the tenth (10th) day of each calendar month, seventy percent (70%) of any amounts received by Buyer in excess of the "Net" amount set forth in Schedule 1.2(c) during the immediately preceding calendar month. However, payments received by Buyer with respect to any account will not be applied to the "Settlement" Receivables of such account unless there are no outstanding invoices for such account at the time of payment. Any increase in the Receivable balance from the amount indicated on Schedule 1.2(c) will be fully reserved so that the "Net" will not be in excess of the amount indicated on the Final Receivables Schedule.

                  (c) Special Settlements: During the one (1) year period immediately after the Closing, Buyer will pay Sellers on or before the tenth (10th) day of each calendar month, one hundred percent (100%) of any amounts received by Buyers during the immediately preceding calendar month. However, payments received by Buyer with respect to any account will not be applied to the "Special Settlement" Receivables of such account unless there are no outstanding invoices for such account at the time of payment.


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                  (d) Workouts: On the tenth (10th) day following the Closing
         Date, Buyer will pay Sellers ten percent (10%) of the "Net" amount agreed upon by the parties and set forth on Schedule 1.2(c) in immediately available funds. In addition, during the one (1) year period immediately after the Closing, Buyer will pay Sellers, on or before the fifth (5th) day of each calendar month, fifty percent (50%) of any amounts received by Buyer in excess of the "Net" amount set forth on the Schedule 1.2(c) during the immediately preceding calendar month. However, payments received by Buyer with respect to any account will not be applied to the "Workout" Receivables of such account unless there are no outstanding invoices for such account at the time of payment. Any increase in the Receivable balance from the amount indicated on Schedule 1.2(c) will be fully reserved so that the "Net" amount will not be in excess of the amount indicated on the Final Receivables Schedule.

                  (e) Undetermined: Buyer and Sellers will agree upon a purchase price for such Receivables at least five (5) days prior to the Closing. If the parties cannot agree upon a purchase price, these Receivables will be deemed Turnback Accounts.

                  (f) Accruals. Buyer acknowledges that Sellers may not know the amount of royalties due from each franchisee for the thirty (30) day period immediately preceding the Closing Date (the "Accrued Amount"). Sellers have the right to estimate a reasonable Accrued Amount due from each franchisee and include it on the Final Receivables Schedule. Buyer will treat the Accrued Amount as a valid account receivable, subject to a further adjustment based on the franchisee's actual reported results, and will pay the Accrued Amount in accordance with the terms of 2.2(a)-(d).

         Notwithstanding anything to the contrary contained herein, Sellers acknowledge that (i) except for Current Receivables, the "Net" amount for each Receivable on the Final Receivables Schedule shall not exceed the "Net" amount for such Receivable on Schedule 1.2(c) attached hereto; (ii) the categorization of each Receivable on the Final Receivables Schedule shall be the same as the categorization indicated on Schedule 1.2(c) hereto; and (iii) any amounts collected by Sellers prior to the Closing from any franchisee or creditor will reduce the amount payable by Buyer to Sellers on the tenth (10th) day following the Closing Date under subsections 2.2(b) and 2.2(d) above for such franchisee or creditor.

         2.3. POST DECEMBER 31, 2001 CLOSING. In the event the Closing occurs after December 31, 2001, the Purchase Price will be reduced by the amount of revenues received by either Seller in connection with the Business during the period commencing January 1, 2002 until the Closing Date, less the amount of reasonable employee salaries and benefits (excluding the salaries and benefits of any officers other than Robert Warmka) and reasonable out-of-pocket operating expenses incurred by Sellers relating solely to the Business during such period (provided that gross rent for the Premises will be $14,000 per month). Operating expenses exclude interest and finance charges, income taxes, and non-cash items, including, without limitation, amortization and depreciation. Any reduction in Purchase Price under this Section will be determined by Buyer and Sellers within fifteen (15) days after the Closing Date and such amount will offset amounts payable by Buyer to Sellers under Section 2.2. Further, the parties agree that in the event the Closing does not occur by December 31, 2001, all decisions made after such date relating to all Franchise Agreements, other contracts, commitments and communications with Franchisees, must be approved by Buyer, which approval will not be unreasonably withheld.


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         2.4. PAYMENT OF PURCHASE PRICE. Except as otherwise specified in this
Article 2, the Purchase Price shall be paid to Seller by wire transfer of same day funds to the account set forth on Schedule 2.4 and shall be paid on the Closing Date.

         2.5. PURCHASE PRICE ALLOCATION. The parties acknowledge and agree that the Purchase Price shall be allocated among the Acquired Assets and the Restrictive Covenant Agreement. Buyers will provide Sellers with the allocation prior to the Closing Date. The Buyer and Sellers will each file, in accordance with the Internal Revenue Code of 1986, as amended, an asset allocation statement on Form 8594 with its federal income tax return for the tax year in which the Closing occurs that is consistent with the allocation, and neither the Buyers nor Sellers will file or permit the filing of any tax return on which it takes a position that is inconsistent with the allocation without the prior written approval of the other party.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers, jointly and severally, represent and warrant the following to Buyer as of the Signing Date and as of the Closing Date:

         3.1. ORGANIZATION AND STANDING. Each Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota. Each Seller has all necessary corporate powers and authority to engage in the business in which it is presently engaged (as it is presently being conducted), to own all property now owned by it, and to lease all of the property used by it under lease. Each Seller conducts its Business directly and not through any subsidiary, association, joint venture, partnership or other business entity (other than the other Seller). Schedule 3.1 contains a complete and accurate list of the officers and directors of each Seller

         3.2. QUALIFICATION. Except as set forth on Schedule 3.2, neither Seller has failed to qualify in any jurisdiction where such failure to so qualify would have a material adverse effect on the Business. Schedule 3.2 identifies each jurisdiction where each Seller is duly qualified to do business as a foreign corporation, and such Seller is in good standing in each such jurisdiction.

         3.3. NO RESTRICTIONS; AUTHORIZATIONS; BINDING EFFECT. Neither Seller is subject to any restriction, agreement, law, rule, regulation, ordinance, code, writ, injunction, award, judgment or decree which would prohibit or be materially violated by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Provided that IPI's shareholders approve of the transactions contemplated by this Agreement pursuant to the Minnesota Business Corporation Act, each Seller has all necessary power and authority and has taken all action necessary to execute and deliver this Agreement and the instruments, documents and agreements to be executed and delivered by such Seller pursuant hereto (collectively, the "SELLER'S DOCUMENTS"), to consummate the transactions contemplated by this Agreement and the Seller's Documents and to perform such Seller's obligations under this Agreement and the


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Seller's Documents. This Agreement and each of the Seller's Documents has been duly executed and delivered by the applicable Seller, and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general applicability relating to or limiting creditors' rights generally, now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

         3.4. CONDITION OF ACQUIRED ASSETS. All tangible assets are being transferred "as is," "where is," without any other warranty of any other kind or nature, whether express or implied, including any warranty as to suitability, durability, merchantability or fitness for a particular purpose.

         3.5. TAXES. Seller has filed with the appropriate authorities all returns (collectively, the "TAX RETURNS") concerning income, sales, payroll, and any other kind of taxes, including any interest, penalty or addition thereto ("TAXES"), required to be filed through the Closing Date and will timely file any Tax Returns for all Taxes required to be filed after the Signing Date which relate to the operation of the Business prior to the Closing Date. Seller has paid all Taxes shown to be due by Tax Returns filed prior to the Signing Date. Each Tax Return is true, correct and complete and prepared in accordance with the Internal Revenue Code of 1986 and all subsequent amendments thereto or substitutions therefor.

         3.6. TITLE. Seller has good and marketable title to all Acquired Assets, free and clear of all Encumbrances. No items included in the Inventory are held on consignment from others.

         3.7. CONTRACTS. Except as set forth in Schedule 3.7 hereto, and except for the Franchise Agreements (as defined in Section 3.19(a)), there is no contract, agreement, commitment or arrangement ("CONTRACT"), or any outstanding unaccepted offer ("OFFER"), whether written or oral, to which a Seller is or may be a party or by which it or any property or asset of a Seller is or may become bound:

                  (a) which is or relates to any personal property leased or otherwise occupied or used by Seller in connection with the Business;

                  (b) which is or relates to an independent contractor, distribution, marketing, sales representative or similar agreement with any individual or entity providing services to Seller relating to the Business;

                  (c) involving any remaining or unsatisfied obligation of Seller under any purchase order or other agreement or commitment to purchase materials, supplies or goods in the nature of inventory for the Business ("PURCHASE ORDERS");

                  (d) evidencing supplier arrangements or agreements to purchase goods or services; and

                  (e) any other contracts or commitments not made in the ordinary course of the business in connection with the Business.


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Sellers have delivered to Buyer true and correct copies of all written Contracts and Offers set forth in Schedule 3.7 and a written summary setting forth all material terms and conditions of each oral agreement set forth in Schedule 3.7, all as presently in effect (collectively the "ENUMERATED CONTRACTS"). Except as set forth on Schedule 3.7 hereto, all Enumerated Contracts are valid and binding obligations of a Seller and the other parties thereto, and are in full force and effect, enforceable in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general applicability relating to or limiting creditors' rights generally, now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies. Except as set forth in Schedule 3.7, neither Seller nor, to Sellers' knowledge, any other party is in default in the payment of any obligation under, or in the performance of any material covenant or material obligation to be performed by it pursuant to, any Enumerated Contract. The execution and delivery of this Agreement and any documents to be delivered pursuant hereto, and Sellers' performance of their obligations under this Agreement and such other documents, will not conflict with or breach any of the provisions of, or constitute a default (with or without notice or lapse of time, or both) under, or accelerate any indebtedness due under, or give rise to any other rights or obligations under, any Enumerated Contract.

         3.8. CONSENTS. Except as set forth on Schedule 3.8, neither Seller is required to obtain any consents or other approvals from any governmental agency or other person (including any lessor, customer, supplier or lender) as a result of the transactions contemplated by this Agreement, and no such consent or other approval is necessary or desirable in order that Buyer can conduct the Business after the Closing Date in substantially the same manner as Seller conducted the Business before the Closing Date (any such consent or approval is called a "CONSENT").

         3.9. LITIGATION. Except as set forth on Schedule 3.9, neither Seller is
(a) subject to any outstanding injunction, judgment, order, decree or ruling relating directly or indirectly to the Business, or (b) a party to or, to the knowledge of Sellers, threatened to be made a party to, any action, suit, proceeding, hearing, audit or investigation before any court, quasi-judicial agency, administrative agency or arbitrator relating directly or indirectly to the Business.

         3.10. COMPLIANCE WITH LAWS. Each Seller has materially complied with all laws, rules, regulations, ordinances and codes applicable to the Business, including, without limitation, those governing each Employee Plan (as defined in Section 3.12), whether federal, state, local or foreign, and neither Seller has received any notice alleging non-compliance with respect thereto which remains uncured as of the date hereof.

         3.11. LICENSES AND PERMITS. Seller has obtained, and Schedule 3.11 lists, all licenses, permits and other governmental authorizations required to conduct the Business as presently conducted. Except as disclosed on Schedule
3.11 hereto, all such licenses and permits are transferable to Buyer and will continue to be in full force and effect in the name of Buyer from and after the Closing. No proceeding is pending or, to the knowledge of Sellers, threatened, to revoke or limit any such license or permit.

         3.12. EMPLOYEE BENEFITS. Except as set forth on Schedule 3.12 hereto, Sellers do not maintain and have not established any Employee Plan or similar arrangement which provides for


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continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by the Internal Revenue Code (the "CODE") Section 4980B or Section 601 ET SEQ. of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or under any applicable state law, and at the expense of the participant or the beneficiary of the participant. Sellers are in material compliance in form, administration and operation with ERISA, the Code and all applicable laws and regulations governing each Employee Plan, and all instruments constituting each Employee Plan. For purposes of this Agreement, "Employee Plans" shall include any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, policy or commitment, whether any of the foregoing is funded, insured or self-funded, written or oral, sponsored or maintained by either Seller.

         3.13. LABOR. Neither Seller is a party to or bound by any collective bargaining agreement. Neither Seller has experienced any attempt of its employees to organize into a labor union, association or similar organization. Except as set forth on Schedule 3.9, no allegation, charge or complaint of age, disability, sex, religious or race discrimination or similar charge has been made or threatened to be made by or on behalf of any employee against either Seller and, to Sellers' knowledge, there is no reasonable basis upon which any such allegation, charge or complaint could be made. Schedule 3.13 contains a complete and accurate list of the names, titles, annual compensation, commission structure, all bonus and similar payments made or that will be made with respect to such individual for the current fiscal year for all directors, officers and employees of each Seller and all persons engaged by a Seller to offer and sell franchises as an independent contractor, if any.

         3.14. ENVIRONMENTAL. Seller has no ownership interest in any real property. As of the Closing Date: (a) To Sellers' knowledge, no hazardous materials exist on, under or about the Premises; (b) the operation of the Business is and has been in material compliance with all hazardous materials laws; and (c) there are no existing or, to Sellers' knowledge, threatened, claims, demands or actions instituted or pending in connection with the presence, release or discharge of hazardous materials. For purposes of this Section, "hazardous materials laws" means all federal, state and local laws regulating the environmental condition of air, water or real property, pollution, contamination or clean-up, and "hazardous materials" means any toxic, radioactive or otherwise hazardous substance, any substance or material defined, listed or identified as, or meeting the criteria for, "hazardous waste" under the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq. or any similar local, state or federal law or any substance or material defined as a "hazardous substance" under CERCLA.

         3.15. FINANCIAL INFORMATION. Sellers have delivered to Buyer a true and correct copy of: (i) the audited financial statements of each Seller as at November 30, 2000, November 30, 1999, and November 30, 1998 (including balance sheets, profit and loss statements and statements of cash flow, together with the notes thereto, if any); and (ii) unaudited consolidated financial statements of IPI for the ten (10) months ended September 30, 2001 (collectively, the "FINANCIAL STATEMENTS"). Each of the Financial Statements has been prepared in accordance with the United States generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby and fairly presents the financial condition (including contingent liabilities) and results of operation of such Seller for the periods reflected therein and any unaudited financial statements reflect all adjustments of a normal and recurring nature, necessary for a fair statement, on a basis consistent with the auditee's audited financial statements.

         3.16. BROKERS. Neither Seller has dealt with any broker, finder or other person entitled to any broker's or finder's fee, commission or other similar compensation in connection with the transactions contemplated hereby.

         3.17. BUSINESS RECORDS. No material records of accounts, franchise records, or other business records related to the Business have been destroyed within the last five (5) years, and there exists no such record other than those records delivered by Sellers to Buyer at the Closing on the Closing Date (other than the Excluded Assets).

         3.18. INTELLECTUAL PROPERTY.

                  (a) Schedule 3.18(a) correctly identifies (where applicable, by owner, place of registration, application number and registration or application dates) all issued domestic and foreign patents, patent applications, patent applications in process, trademarks, trademark registrations, trademark registrations applications, service marks, service mark registration applications, service mark registrations, copyrights, copyright registrations, copyright registration applications, license agreements, logos, trade names and slogans owned by each Seller and which are presently used in and/or necessary to conduct the Business, including, without limitation, the mark "Insty-Prints" (the foregoing, along with know-how, proprietary information and trade secrets owned by Sellers presently used in and/or necessary to conduct the Business are hereinafter referred to as the "INTELLECTUAL PROPERTY"). Schedule 3.18 correctly identifies all issued patents, patent applications pending, patent applications in process, trademarks, trademark registrations, trademark registration applications, service marks, service mark registrations, service mark registration applications, copyrights, copyright registrations, copyright registration applications, licenses, rights, logos, trade names, slogans, know-how and trade secrets that are currently expressly licensed to a Seller ("LICENSED INTELLECTUAL PROPERTY"). Except pursuant to the Franchise Agreements, neither Seller has granted any license to any person with respect to any Intellectual Property or Licensed Intellectual Property. Except as set forth in Schedule 3.18, the agreements and/or arrangements for the Licensed Intellectual Property are in full force and effect and are free and clear of all encumbrances and no material default by Seller exists thereunder.

                  (b) There are no interference, opposition or cancellation proceedings or infringement suits pending, or to Sellers' knowledge, threatened, with respect to any Intellectual Property or Licensed Intellectual Property. Neither Seller has received any notice of any infringement, misappropriation or violation by any Seller of any intellectual property rights of any third party. To Sellers' knowledge, neither Seller has infringed, misappropriated or otherwise violated any such intellectual property rights. Neither Seller has received any notice of any claim by any third party contesting the validity of any Intellectual Property or Licensed Intellectual Property. To Sellers' knowledge, no claims by any third party contesting the validity of any Intellectual Property or Licensed Intellectual Property is threatened.

         3.19. FRANCHISE MATTERS.

                  (a) Attached as Schedule 3.19(a) is a true, correct and complete list of the only franchise agreements, master agreements and development agreements, to which either Seller is a party in connection with the Business (collectively, the "FRANCHISE AGREEMENTS"). True, correct and complete copies of the Franchise Agreements have been made available to Buyer. Schedule 3.19(a) includes with respect to each of Insty-Prints business (the "FRANCHISED BUSINESS"): (i) the date and or agreement number or other identifier of the Franchise Agreement governing the Franchised Business; (ii) the name of the franchisee, the address of the Franchised Business; the term commencement and termination date of each Franchise Agreement; and (iii) the names of each individual or entity that has an ownership or beneficial interest in or to each of the Franchised Businesses or the franchises.

                  (b) Neither Seller has directly or indirectly offered or sold any franchises or business opportunities other than for (a) the Insty-Prints franchise system and (b) the Change of Mind Learning franchise system.

                  (c) Schedule 3.19(a) also contains a list of rights of first refusal, development rights or similar rights granted to franchisees.

                  (d) Except as attached as Schedule 3.19(d), there are no outstanding, pending, or promised applications to enter into any Franchise Agreements.

                  (e) Seller has entered into, or acquired rights, title and interest in, written Franchise Agreements relating to the franchising of the Franchised Business with all of its Franchisees (as defined in 3.19(f)), and each of the Franchise Agreements is valid, binding and enforceable in accordance with its terms except as enforcement may be limited by applicable franchise relationship laws, bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors rights generally and, except as the availability of equitable remedies, may be limited by applicable law; provided that for the purposes of this subsection 3.19(e), Sellers assume due execution and delivery of a Franchise Agreement by any franchisee which is a business entity.

                  (f) Except as set forth on Schedule 3.19(f), all franchise agreements which have been entered into by Insty with its current franchisees or acquired by Insty (the "FRANCHISEES") have been legally and validly offered and sold in compliance with all applicable laws and regulations in effect at the time of offer, sale, execution of such Franchise Agreements. Schedule 3.19(f) includes a description of the facts that relate to the cause of any invalid or non-compliant offer or sale. Except as set forth on Schedule 3.19(f), all franchise agreements which have been terminated by Insty since January 1, 1996 have been legally and validly terminated in compliance with all applicable laws and regulations in effect at the time of the termination of such franchise agreement. The consummation of the transactions contemplated by this Agreement should not cause the termination of any Franchise Agreement, nor should it affect the binding nature or enforceability of any Franchise Agreement.

                  (g) Neither Seller has entered into any Franchise Agreements other than those which are reflected in written and signed documents. Unless otherwise set forth on a Schedule pursuant to this Section 3.19, there are no promises, understandings, commitments or other forms of undertakings which are contrary or in addition to such written Franchise Agreements. Except as provided in Schedule 3.19(g), neither Seller has entered into or endeavored to enter into any agreements, promises or undertakings with Franchisees to reduce royalty payments or other fees under the Franchise Agreement.

                  (h) Except as set forth on Schedule 3.19(h), Insty currently has valid registrations for offering and selling franchises in effect in each state requiring such registrations, and has valid exemptions where required in each state having business opportunities laws.
         Schedule 3.19(h) includes a chart of all jurisdictions in which Insty has valid registrations or exemptions, and indicates all lapse periods, if any.

                  (i) Except as set forth on Schedule 3.19(h) and Schedule 3.19(f), Insty is in material compliance with, and has been at all times in material compliance with, all laws, regulations, rules, consents, decrees or orders of all state, federal or foreign governmental authorities or regulatory agencies applicable to the offer, sale or regulation of franchises or its franchising activities.

                  (j) Except as set forth on Schedule 3.19(j), Seller has delivered to Buyer, or made available for Buyer's review a true, correct and complete copy of each form of Uniform Franchise Offering Circular ("UFOC") used or currently being used by Insty. All UFOC's used by Insty in the offer or sale of its franchises comply in all material respects with all applicable federal and state laws and regulations pertaining to the offer or sale of franchises, including, without limitation, the Federal Trade Commission's Disclosure Rule entitled "Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures," 16 C.F.R.ss.436, ET SEQ., and do not contain any untrue statement of fact or omit - to state a material fact required to be stated in the UFOC or which would be necessary to make any statement in the UFOC, in light of the circumstances under which they were made, not misleading.

                  (k) Except as set forth on Schedule 3.19(k), all agreements and understandings between Insty and the Franchisees with regard to the Insty Prints National Advertising Trust Fund are set forth in the Franchise Agreements.

                  (l) Except as set forth on Schedule 3.19(l), neither Seller has received notice of any proceeding, investigation or inquiry by any state or federal regulatory agency in which the franchising activities of Insty is or may be involved, other than comment letters, requests for information and other routine inquiries, and there are no facts which are likely to lead to any such proceeding, investigation or inquiry. Sellers have provided Buyer access to all such comment letters, requests for information and routine inquiries.

                  (m) Except as set forth on Schedule 3.19(m), neither Seller has received notice of any pending claims, and there are no threatened claims, by any Franchisees or prospective franchisee against either Seller relating to any Franchise Agreement or Insty's franchising activities. Except as set forth in Schedule 3.19(m), to the knowledge of Sellers, there are no facts relating to the Franchise Agreements or the franchising activities of Insty which are reasonably likely to lead to any claim against Sellers or its affiliates.

                  (n) Sellers do not own, lease, operate or manage any of the Franchised Businesses.

                  (o) Schedule 3.19(o) includes a true, correct and complete list identifying each of Seller's "recommended" or designated suppliers of goods or services to the Franchised Business.

                  (p) To the knowledge of Sellers, all Franchised Businesses that have had their franchise agreements terminated by reason of the expiration of the term thereof or otherwise (the "TERMINATED STORES") are no longer operated as Insty-Prints businesses (unless sold to other Franchisees). Except as set forth on Schedule 3.19(p), to the knowledge of Sellers, the operators of the Terminated Stores (i) have ceased to use any Intellectual Property and (ii) have made all changes, modifications or alternations necessary to eliminate any interior and exterior design features, decor items, signage and other trade dress items associated with the Franchised Business.

                  (q) Schedule 3.19(q) contains a correct and complete list of all outstanding promissory notes made by a Franchisee to a Seller, as modified by the Final Promissory Notes Schedule (as defined in Section 7.2(c)). Schedule 3.19(q) also contains a correct and complete list of all Uniform Commercial Code financing statements filed by a Seller evidencing such Seller's security interest in the assets of a Franchisee or a Franchised Business (the "FINANCING STATEMENTS").

         3.20. NATIONAL ADVERTISING TRUST FUND.

                  (a) Schedule 3.20(a) contains a true, correct and complete list of all accounts used by or in connection with the National Advertising Trust Fund, as referenced in the Franchise Agreements and governed by the Trust Agreement (collectively, the "TRUST FUND ACCOUNT"), in which funds have been deposited. All assets of the National Advertising Trust Fund are, as of the date of this Agreement, and will be, as of the Closing Date, deposited in the Trust Fund Accounts. No monies, other than Franchisees' contributions to the National Advertising Trust Fund and supplier rebates, marketing and advertising allowances, if any, have been deposited in the Trust Fund Account.

                  (b) All contributions to the National Advertising Trust Fund made by Franchisees, suppliers or any other person or entity have been deposited in the Trust Fund Account and used solely for purposes of marketing and advertising the Franchised Businesses, the Corporate Stores, or the Insty-Prints system, on behalf of, and for the benefit of, all of the Franchised Business and the Corporate Stores, or as otherwise provided in the Franchise Agreement or governing documents of the National Advertising Trust Fund.

                  (c) Sellers have neither possession of, nor control over, any other funds contributed by Franchisees, suppliers or any other person or entity for advertising purposes (national or regional), except for the trustees' control over the funds in the Trust Fund Account. Except as provided in Schedule 3.20(a), Sellers have not collected and are not currently holding any fees designated for use in any advertising program whether related to the National Advertising Trust Fund or otherwise.

                  (d) Insty and the trustees of the National Advertising Trust Fund who are listed on Schedule 3.20 (d) (the "TRUSTEES") have operated and administered the National Advertising Trust Fund in material compliance with laws, rules and regulations applicable to the operation of the National Advertising Trust Fund and in accordance with the Franchise Agreements, trust fund governing documents, and their fiduciary and legal responsibilities, if any, established in any governing documents of the National Advertising Trust Fund and in any other agreements or understandings entered into with Franchisees, suppliers, vendors or others in connection with the National Advertising Trust Fund. As of the Closing Date, the National Advertising Trust Fund has no material liabilities or obligations (other than trade payables and subject to Section 5.7, obligations to franchisees) of any nature, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities. To Sellers' knowledge, there exists no basis for the assertion against the National Advertising Trust Fund, as of the Signing Date or as of the Closing Date, of any material liability of any nature or in any amount.

                  (e) Attached as EXHIBIT 3.20(e) are true, correct and complete copies of the governing documents of the National Advertising Trust Fund.

         3.21. GUARANTEES. Except as disclosed in Schedule 3.21 hereto, neither Seller is a guarantor or indemnitor or otherwise liable for or in respect of any indebtedness of any person except as an endorser of checks received by it and deposited in the ordinary course of business.

         3.22. DISCLOSURE. No representation or warranty of Sellers made hereunder or in the Schedules or in any certificate, statement or other document delivered by or on behalf of either Seller contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. Except as expressly set forth in this Agreement and the Schedules and, except as may be a matter of general public knowledge, neither Seller has any knowledge of any facts which will or may reasonably be expected to have any material adverse effect on the Business or any of the Acquired Assets.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants the following to Sellers as of the Signing Date and as of the Closing Date:

         4.1. ORGANIZATION AND STANDING. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan.

         4.2. NO RESTRICTIONS; AUTHORIZATIONS; BINDING EFFECT. Buyer is not subject to any restriction, agreement, law, rule, regulation, ordinance, code, writ, injunction, award, judgment or decree which would prohibit or be materially violated by the execution and delivery hereof or the consummation of the transactions contemplated hereby. Buyer has all necessary power and authority and has taken all action necessary to execute and deliver this Agreement and the instruments, documents and agreements to be executed and delivered by Buyer pursuant hereto (collectively, the "BUYER'S DOCUMENTS"), to consummate the transactions contemplated by this Agreement and the Buyer's Documents and to perform Buyer's obligations under this Agreement and the Buyer's Documents. This Agreement and each of the Buyer's Documents has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general applicability relating to or limiting creditors' rights generally, now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

         4.3. BROKERS. Buyer has not dealt with any broker, finder or other person entitled to any broker's or finder's fee, commission or other similar compensation in connection with the transactions contemplated hereby.

         4.4. DISCLOSURE. No representation or warranty of Buyer made hereunder or in the Schedules or in any certificate, statement or other document delivered by or on behalf of Buyer contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                   ARTICLE 5

                         COVENANTS OF SELLERS AND BUYER

         5.1. OPERATION OF THE BUSINESS. Between the Signing Date and the Closing Date, Sellers will conduct the Business only in the ordinary course of business and operate the Business in strict compliance with the Franchise Agreements, including, without limitation, by: (i) implementing and committing to implement all marketing, advertising and promotional programs for the Business consistent with past practice; (ii) principal officers and employees continuing to work the same or substantially the same number of hours in operating the Business as such officer or employee has worked in the past while conducting business in the ordinary course; and (iii) maintaining the same level of employees; provided, however, Sellers will not implement any new policies, training programs, or marketing programs respecting the Business without prior written consent of Buyer. As used herein actions taken in the "ordinary course of business" shall mean that such action is consistent with the past practices of Sellers and is taken in the ordinary course of the normal day-to-day operations of the Business.

         5.2. LIABILITIES. From and after the Closing Date, Buyer shall pay and discharge when due all of the Assumed Liabilities. Sellers, prior to and after the Closing, shall be solely responsible for the payment and performance, when due, of any liability or obligation of Sellers for any debt, obligation or liability of either Seller, whenever arising, which is not an Assumed Liability.

         5.3. CONSENTS. Prior to the Closing, Sellers shall have obtained (and shall have delivered to Buyer copies of) all Consents as set forth on Schedule 3.8.

         5.4. EMPLOYEES.

                  (a) Sellers shall solely be responsible for all severance, retirement, welfare, vacation, bonus programs or other benefits, if any, payable to employees of Sellers under all Employee Plans of either Seller, any oral or written agreement entered into by either Seller on or before or after the Closing Date and any promise made by either Seller to any of its employees on, before or after the Closing Date.

                  (b) Sellers agree not to terminate, without prior written consent of Buyer, any of Sellers' employees for a period of sixty (60) days following the Closing Date (the "Employee Period"); provided that Sellers may terminate any employee for good cause.

                  (c) Sellers will make available to Buyer the services of any employees of Sellers that Buyer, in its sole discretion, determines to be necessary for the Business, unless (i) the employee terminates his or her employment with Seller prior to the expiration of the Employee Period, (ii) Buyer hires any such employee as its employee, (iii) Buyer determines that any such employee is no longer necessary for its operations, or (iv) Sellers terminate such employee for good cause, but with prior written notice to Buyer.

                  (d) In consideration for the services provided by Sellers' employees, Buyer will pay Sellers for each employee who performs services for Buyer, such employee's Employment Rate, as adjusted to reflect the proportion of such employee's working hours spent in the service of Buyer. "Employment Rate" shall mean an amount equal to such employee's base salary and the cost of such employee's benefits under the Sellers' Employee Plans as set forth on Schedule 3.13. Nothing contained herein shall restrict Sellers in any way with respect to those employees whose services are not requested by Buyer or with respect to employees not hired by Buyer upon the expiration of the Employee Period. Buyer and Sellers acknowledge and agree that, unless Buyer expressly makes an offer in writing to an employee for such employee to become an employee of Buyer, and such employee accepts Buyer's offer of employment, no employee of a Seller will be deemed an employee of Buyer for any reason.

         5.5. RECEIVABLES.

                  (a) Within five (5) business days after the Closing, Sellers will deliver to Buyer an updated schedule of the Receivables which shall be dated as of the Closing Date (the "Final Receivables Schedule").

                  (b) From the Signing Date until the Closing, Sellers may agree to any settlement on any Receivables or other amounts owed by franchisees without prior written consent of Buyer; provided that Sellers give Buyer written notice of such settlement within five (5) business days. Buyer will abide by and enforce in a commercially reasonable manner all written settlement agreements Seller enters into prior to the Closing with respect to the Receivables and will not modify any such agreements without Sellers' prior written consent during the one(1) year period immediately after the Closing Date. During such one (1) year period, Buyer will use its reasonable efforts to collect the Receivables in the same manner that Buyer pursues receivables from its current franchisees, provided that Buyer shall not be required to institute a lawsuit with respect to any Receivables. Sellers agree that they will have no rights to the Receivables after the Closing (except rights to receive payment from Buyer under Section 2.2) and will not contact any Franchisee directly or indirectly with respect to the Receivables.

                  (c) Buyer shall provide to Seller on the tenth (10th) day of each month for a period of eighteen (18) months immediately after the Closing Date a statement of any Receivables collected during the immediately preceding calendar month and a statement of the reasonable out-of-pocket expenses incurred by Buyer in collection of such Receivables. Seller shall have the right to audit such statement by reviewing correspondence, records, receipts, financial statements, accounting work papers and any other Receivables related documents of Buyer, such audit to be performed at Sellers' expense.

         5.6. TAX FILINGS. Prior to the Closing, Seller shall pay all fees, taxes, penalties and other amounts required by any governmental authority or applicable law (including, without limitation, with respect to Taxes) in connection with the purchase and sale of the Acquired Assets or any of the transactions contemplated by this Agreement. Seller agrees to timely file, and Buyer agrees to assist and cooperate with Seller in timely filing, any notices or other documents relating to any Taxes that are required to be filed by Seller or Buyer with any state or local government agency due to the transactions that this Agreement contemplates.

         5.7. NATIONAL ADVERTISING TRUST FUND.

                  (a) Set forth on Schedule 5.7 hereto is a statement of (i) all advertising plans, programs or benefits available to franchisees relating to the National Advertising Trust Fund (the "Fund") existing as of the Closing Date (the "Fund Programs") (ii) a description of, and estimated or actual budget for, Fund Programs approved for calendar years 2001 and 2002. Sellers shall prepare and deliver to Buyer on the Closing Date a statement of all accounts payable of the Fund as of the Closing Date (the "Closing Fund Payables").

                  (b) Sellers will cause the Fund to be dissolved effective as of the Closing Date. As of Closing Date, Seller shall cause all Fund Assets to be transferred to an account designated by Buyer for the benefit of the Franchisees, the Franchised Businesses and the Insty-Prints system and Buyer shall assume all Closing Fund Payables and pay the same when due, pursuant to an Assignment and Assumption of National Advertising Trust Fund Assets in a form mutually agreed upon by Sellers and Buyer ("ASSIGNMENT AND ASSUMPTION OF FUND ASSETS"). "Fund Assets" shall mean amounts remaining in the Trust Fund Account, together with all rights of Sellers in and to any and all assets of the Fund held for the benefit of the Franchisees or any other party having a beneficial interest therein, including, without limitation, cash, accounts receivables, deposits, advertising materials, and rights to rebates, marketing and advertising allowances. As of the Closing, the Fund Assets will be free and clear of any Encumbrances whatsoever.

                  (c) Sellers will indemnify and hold harmless Buyer from and against any and all issues, damages, expenses or claims of any nature made by any party with respect to the Fund arising on or before the Closing Date; provided that Buyers will be responsible for reimbursement obligations pursuant to the Fund Programs set forth in
         Schedule 5.7. Buyer will indemnify and hold harmless Sellers from and against any and all issues, damages, expenses or claims that relate (i) solely to Buyer's administration of the Fund after the Closing Date or
         (ii) provided Seller dissolves the Fund pursuant to the terms of the Trust Agreement and applicable laws, the dissolution of the Fund by Seller and transfer of Fund Assets to the Buyer.

                  (d) On and after the Closing Date, Buyer covenants and agrees, for a period of one (1) year after the Closing Date, to continue, maintain and administer Fund Programs as described on Schedule 5.7 and as such Fund Programs have been established and historically administered under the Trust Agreement.

         5.8. TRANSITION ASSISTANCE. From and after the Signing Date, Sellers will cooperate with and obtain the approval of Buyer, which approval will not be unreasonably withheld, with respect to all decisions made after such date relating to all Franchise Agreements, other contracts, commitments and communications with Franchisees, communications with Franchisees regarding the transactions which are the subject of this Agreement and filing with governmental agencies. From and after the Signing Date, Sellers will assist Buyer, at Buyer's reasonable out-of-pocket expense, if any, in converting Sellers' electronic data files relating to billing, accounts receivable, payment processing, adjustments and credit memos, accounts payable, inventory and sales history for royalties, National Advertising Trust Fund, matching funds, sales of supplies, advertising cooperatives and notes to Buyer's electronic accounting and franchise information systems. Sellers will in good faith assist and cooperate with Buyer to make all reasonable efforts to complete such conversion process by November 21, 2001. Such assistance will include, but not be limited to, providing the foregoing information in a comma delimited file with descriptions of each field.

         5.9. TRADE NAMES.

                  (a) From and after the Closing Date, neither Seller shall have any rights to or interest in the name "Insty-Prints" or any variation thereof. At the Closing, Sellers shall deliver to Buyer a certified copy of duly adopted joint resolutions of the Board of Directors and the sole shareholder of Insty authorizing an amendment to the Articles of Incorporation of Insty to change the corporate name of Insty to comply with the provisions of this Section 5.9, as well as a copy of the Articles of Amendment for Insty to be filed with both the Department of Revenue of the State of Minnesota and the Secretary of State of Minnesota. Sellers also shall cease using all Intellectual Property in connection with the Corporate Stores and remove all signs identifying such stores as Insty-Prints stores.

                  (b) Sellers shall grant Buyer and its affiliates a non-exclusive license to use the "IPI" name and mark in connection with the Business, but only to the extent currently used by Sellers. Buyer acknowledges the importance to Sellers of the reputation and goodwill of the "IPI" name and mark. Buyer, therefore, agrees to maintain the reasonable standards of quality as may be set by Sellers from time to time.

         5.10. DUE DILIGENCE. Prior to the Closing Date, Buyer shall have the right to conduct such due diligence, and Sellers shall provide such due diligence or access to requested information, as Buyer reasonably requires in order to satisfy itself with respect to the Business, the Acquired Assets and the Assumed Liabilities. Sellers will provide Buyer full access to, and authorize Buyer to make copies of all of the contents of all files maintained by Sellers' attorneys, brokers or other agents relating to the Franchisees, the Acquired Assets, the Insty-Prints system, the Franchised Businesses and the conduct of the Business prior to the Closing.

         5.11. PRE-CLOSING DELIVERIES. Not less than five (5) business days before the Closing Date, Sellers shall deliver to Buyer:

                  (a) a list of all Trade Credits and Accrued Liabilities to be assumed by Buyer at the Closing (the "Final Trade Credits and Accrued Liabilities Schedule");

                  (b) a true and correct list of all Uniform Commercial Code financing statements filed by a Seller evidencing such Seller's security interest in the assets of a Franchisee or a Franchised Business (the "Financing Statements");

                  (c) a substantially complete list of all Purchase Orders;

                  (d) a list of all Inventory which will be delivered to Buyer at the Closing;

                  (e) all signed Consents;

                  (f) a schedule of royalties paid by each Franchisee to Sellers each month since December 1, 2000; and

                  (g) of a list of and a description of the variations in insurance coverage Insty requires the Franchisees to maintain. Sellers also agree to deliver to Buyer a list of Franchisees who, to Sellers' knowledge, do not have the required policies in full force and effect and/or have not named Sellers as additional insureds under their respective policies; and

                  (h) a statement of the "net book value" of the prepaids as of the Closing Date (the "Final Prepaids Schedule") as agreed upon by the parties;

                  (i) an updated Schedule 3.19(o) amended to include a true, correct and complete list of every agreement then in effect entered into by either Seller for, and any of Seller's "recommended" or designated suppliers of, goods or services to the Franchise Business; and

                  (j) a statement of Closing Fund Payables pursuant to Section 5.7.

         5.12. CONFIDENTIALITY. Sellers shall at all times (including after the Closing) maintain the absolute confidentiality of the Confidential Information (defined below) and shall not use or disclose the Confidential Information in any manner whatsoever, other than in connection with the consummation of the transactions that this Agreement contemplates. As used in this Section 5.12, "CONFIDENTIAL INFORMATION" means all information acquired by Sellers relating to any financial, strategic or business plans, data or analyses of Buyer, or any of their licensees or franchisees. Notwithstanding the foregoing, nothing contained herein shall prohibit Seller, from (a) disclosure of Confidential Information which are generally known to the public and (b) disclosure of Confidential Information in legal proceedings when Sellers are legally required to disclose it, provided that Sellers give Buyer an opportunity to obtain an appropriate legal protective order or other assurance satisfactory to Buyer that the information required to be disclosed will be treated confidentially.

                                    ARTICLE 6

                                   TERMINATION

         6.1. TERMINATION BY BUYER. This Agreement and the transactions contemplated hereby may be terminated by Buyer at any time prior to the Closing if:

                  (a) Sellers' representations and warranties are not true and correct as of the Closing Date; or

                  (b) either Seller has failed in any manner to timely perform or comply with any covenant to be performed by it hereunder; or

                  (c) Seller fails to deliver any executed Consent (including from the landlord under the sublease for the Premises); or

                  (d) at any time between the Signing Date and the Closing Date there occurs a material adverse change in any Acquired Asset, the Business, the condition (financial or other), results of operations or prospects of Sellers, or any information disclosed to Buyer in the Schedules delivered to Buyer on the Signing Date; or

                  (e) Seller shall have received a written statement by Buyer on or before 5:00 p.m. Minneapolis, Minnesota time on November 27, 2001 notifying Seller that based upon its review of materials (described on Schedule 6.1(e)) provided by Sellers to Buyer after the Signing Date, Buyer in its reasonable judgement concludes that either (i) there has been an uncured breach of any of the representations, warranties or pre-closing covenants of Sellers hereunder; or (ii) Buyer has learned from its review of Schedule 6.1(e) materials, of any event or condition which could reasonably be expected to have a material adverse effect on any Acquired Asset or the Business. Provided however, that any written statement to be provided under this Section 6.1(e) which is received by Seller after 5:00 p.m. Minneapolis, Minnesota time on November 27, 2001 shall be ineffective to terminate the transactions contemplated by this Agreement. Provided further, that Buyer's review under this Section 6.1(e) shall have no effect on the liability of Sellers to Buyer under this Agreement for breach of any representations, warranties or covenants of Sellers hereunder.

         Nothing herein shall be construed to prevent Buyer, in its sole and absolute discretion, from waiving in writing any of the above conditions, in whole or in part, at any time up to the Closing.

         6.2. TERMINATION BY SELLER. This Agreement and the transactions contemplated hereby may be terminated by Seller at any time prior to the Closing if:

                  (a) Buyer's representations and warranties are not true and correct as of the Closing Date; or

                  (b) Buyer has failed in any manner to timely perform or comply with any covenant to be performed by it hereunder.

                  (c) IPI does not obtain approval of the transaction contemplated by this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of IPI's Common Stock entitled to vote at a meeting of shareholders called for that purpose, other than failure of IPI to obtain approval as a result of actions of shareholders who are also officers, directors or who benficially own in excess of 10% of the outstanding shares of IPI's Common Stock. Nothing herein shall be construed to prevent either Seller, in such Seller's sole and absolute discretion, from waiving in writing any of the above conditions, in whole or in part, at any time up to the Closing.

                                    ARTICLE 7

                               CLOSING DELIVERIES

         7.1. CLOSING DOCUMENTS. At the Closing, the parties hereto shall execute and deliver the following agreements and documents:

                  (a) Buyer and each Seller shall execute and deliver the assumption agreement substantially in the form of EXHIBIT 7.1(a) attached hereto;

                  (b) Insty shall execute and deliver to Buyer an intellectual property substantially in the form of EXHIBIT 7.1(b) attached hereto;

                  (c) Insty shall execute and deliver to Buyer executed assignments, in form for filing with applicable governmental agencies, of all Intellectual Property;

                  (d) Sellers shall execute and deliver to Buyer executed assignments (with consents, if required) of each agreement constituting Licensed Intellectual Property;

                  (e) Sellers shall execute and deliver a Bill of Sale, substantially in the form of EXHIBIT 7.1(e) attached hereto, conveying good and marketable title to all Acquired Assets not otherwise transferred or conveyed pursuant to this Section;

                  (f) Buyer and Sellers shall execute and deliver the Restrictive Covenant Agreement substantially in the form of EXHIBIT 7.1(f) attached hereto;

                  (g) Buyer and IPI shall execute and deliver the Temporary Space License Agreement substantially in the form of EXHIBIT 7.1(g) attached hereto;

                  (h) Sellers shall execute all amendments and/or assignment necessary to assign all of Sellers' interest in the Financing Statements to Buyer;

                  (i) Sellers shall cause the Trustees and Insty to execute the Assignment of Fund Assets and any other documents reasonably required for the purposes of Section 5.8; and

                  (j) Buyer and Sellers shall execute and deliver such other instruments and documents as are reasonably required in order to consummate the transactions contemplated hereby.

         7.2. ADDITIONAL DELIVERIES BY SELLERS. Sellers, at their sole expense, shall deliver to Buyer at the Closing:

                  (a) certified copies of joint resolutions duly adopted by the shareholders and the Board of Directors of each Seller authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

                  (b) Certificates of Good Standing of Insty and IPI, dated within fifteen (15) days prior to the Closing Date, from the state of incorporation and any other state or foreign jurisdiction within which such Seller is qualified to do business as a foreign corporation;

                  (c) A correct and complete list of all outstanding promissory notes made by a Franchisee to a Seller as of the day immediately prior to the Closing Date (the "Final Promissory Note Schedule");

                  (d) certificate from each Seller, signed by an officer of such Seller, dated as of the Closing Date, certifying, without qualifications or exceptions, (i) all pre-closing covenants set forth in Article 5 have been fully satisfied and (ii) all representations and warranties of such Seller contained herein or in any certificate or other writing delivered pursuant hereto or in connections herewith are accurate as of the Closing date. Each such certificate shall be deemed a representation and warranty by such Seller.

                  (e) an opinion of Lindquist & Vennum, P.L.L.P., counsel to Sellers, dated the Closing Date, in the form of EXHIBIT 7.2(e) attached hereto.

         7.3. ADDITIONAL DELIVERIES BY BUYER. Buyer, at its expense, shall deliver to Sellers at the Closing:

                  (a) certified copy of resolutions duly adopted by members of Buyer authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby; and

                  (b) opinion of Piper Marbury Rudnick & Wolfe, counsel to Buyer, dated the Closing Date, in the form of EXHIBIT 7.3(b) attached hereto.

                                    ARTICLE 8

                                 INDEMNIFICATION

         8.1. INDEMNIFICATION BY SELLERS. Sellers, jointly and severally, shall indemnify, defend and hold harmless Buyer and its affiliates and each of their respective shareholders, officers, directors, agents, representatives, employees, successors and assigns (collectively, the "BUYER INDEMNIFIED PARTIES") against all costs, expenses, losses, direct or indirect damages (including incidental, consequential and punitive damages), fines, penalties or liabilities (including, without limitation, attorneys' fees, arbitrators' fees, expert witness fees, costs of investigation and proof of facts and other costs of litigation or arbitration, whether or not such litigation or arbitration is commenced) (collectively, "DAMAGES") incurred by any of the Buyer Indemnified Parties and arising directly or indirectly from, with respect to or in connection with:

                  (a) the existence of any fact, circumstance or condition constituting a breach or violation of any of the representations and warranties of a Seller contained in this Agreement or any other document delivered by a Seller to Buyer in connection herewith;

                  (b) the breach by a Seller of any covenant or agreement contained in this Agreement or any other document delivered by a Seller to Buyer in connection herewith;

                  (c) any threatened or instituted claim, suit, action or cause of action, investigation or proceeding of any kind whatsoever, whether instituted or commenced prior to or after the Closing Date, which relates to, or arises directly or indirectly from, the Business or the Acquired Assets on or before the Closing Date; and

                  (d) any threatened or instituted claim, suit, action or cause of action, investigation or proceeding of any kind whatsoever, whether instituted or commenced prior to or after the Closing Date, which relates to, or arises directly or indirectly from, the employees of a Seller before, on or after the Closing Date.

If any indemnification obligation under this Section 8.1 might arise from the claim, action or allegation of a third party or any litigation or alternate dispute resolution resulting therefrom (a "CLAIM"), Sellers shall assume the defense of any such Claim and any investigation, defense and settlement resulting from such Claim, provided that Sellers shall use counsel reasonably satisfactory to Buyer to defend against such Claim and may not settle any such Claim without the prior written consent of Buyer, which shall not be unreasonably withheld. Notwithstanding the above, Buyer may, at its option, participate in the investigation, defense and settlement of any Claim and engage counsel of its choice to participate in the defense of any Claim at Buyer's risk and expense, provided that Buyer and its counsel shall proceed diligently and in good faith with respect thereto.

         8.2. INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend and hold harmless Sellers, their affiliates and each of their respective shareholders, officers, directors, agents, representatives, employees, successors and assigns (collectively, the "SELLER INDEMNIFIED PARTIES") against all Damages incurred by any of the Seller Indemnified Parties and arising directly or indirectly from, with respect to or in connection with:

                  (a) the existence of any fact, circumstance or condition constituting a breach or violation of any of the representations and warranties of Buyer contained in this Agreement or any other document delivered by Buyer to Sellers in connection herewith;

                  (b) a breach by Buyer of any covenant or agreement contained in this Agreement or any other document delivered by Buyer to Sellers in connection herewith;

                  (c) any threatened or instituted claim, suit, action or cause of action, investigation or proceeding of any kind whatsoever which relates solely to or arises solely from the Business or the Acquired Assets after the Closing Date;

                  (d) any of the Assumed Liabilities.

         If any indemnification obligation under this Section 8.2 might arise from a Claim, Buyer shall assume the defense of such Claim and any investigation, defense and settlement resulting from such Claim, provided that Buyer shall use counsel reasonably satisfactory to Sellers to defend against such Claim and may not settle any such Claim without the prior written consent of Sellers, which shall not be unreasonably withheld. Notwithstanding the above, Sellers may, at their option, participate in the investigation, defense and settlement of any Claim and engage counsel of their choice to participate in the defense of any Claim at Sellers' expense, provided that Sellers and their counsel shall proceed diligently and in good faith with respect thereto.

         8.3. SURVIVAL. All covenants and agreements of any party hereto shall survive the Closing. Except as is otherwise expressly provided in this Section 8.3, all representations and warranties of any party hereto set forth herein shall survive the Closing for a period of one (1) year following the Closing Date, at which time they shall be deemed terminated. Any representation and warranty in Section 3.6 or any representation or warranty which was known by Sellers to be untrue when made shall survive the Closing without limitation. Any claim which Buyer makes against Sellers in writing prior to the expiration of the applicable cut-off period set forth in this Section 8.3 shall survive the expiration of such period and Buyer shall have the right to pursue the same in accordance with the applicable indemnification provisions set forth in this Agreement. Any representation and warranty in this Agreement shall be deemed to be material and to have been relied upon by the party to which made, notwithstanding any investigation or inspection made by or on behalf of such party, and shall not be affected in any respect by any such investigation or inspection.

         8.4. RIGHT TO OFFSET. To the extent Buyer is entitled to any payment for indemnification under Section 8.1 hereof or any payment under Section 5.5(a) (an "INDEMNIFICATION PAYMENT"), Buyer may (but is not obligated to) offset any part or the full amount of any such Indemnification Payment against any payment or payments, if any, coming due from Buyer to Sellers under this Agreement or otherwise until such Indemnification Payment is fully satisfied; provided, however, that nothing herein shall be deemed to prohibit or restrict Buyer's right or ability to collect any Indemnification Payment.

                                    ARTICLE 9

                                  MISCELLANEOUS

         9.1. ARBITRATION. ALL CONTROVERSIES, DISPUTES OR CLAIMS BETWEEN BUYER, ITS OFFICERS, DIRECTORS, AGENTS, EMPLOYEES AND ATTORNEYS (IN THEIR REPRESENTATIVE CAPACITY) AND SELLER ARISING OUT OF OR RELATING TO: (1) THIS AGREEMENT OR ANY PROVISION HEREOF OR ANY RELATED AGREEMENT; (2) THE RELATIONSHIP OF THE PARTIES HERETO; OR (3) THE VALIDITY OF THIS AGREEMENT OR ANY RELATED AGREEMENT, OR ANY PROVISION HEREOF; SHALL BE SUBMITTED FOR ARBITRATION TO BE ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION. SUCH ARBITRATION PROCEEDINGS SHALL BE CONDUCTED IN CHICAGO, ILLINOIS AND, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, SHALL BE CONDUCTED BY ONE ARBITRATOR IN ACCORDANCE WITH THE THEN CURRENT COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. THE ARBITRATOR SHALL HAVE THE RIGHT TO AWARD OR INCLUDE IN HIS OR HER AWARD ANY RELIEF WHICH HE OR SHE DEEMS PROPER IN THE CIRCUMSTANCES, INCLUDING, WITHOUT LIMITATION, MONEY DAMAGES (WITH INTEREST ON UNPAID AMOUNTS FROM DATE DUE), SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF, ATTORNEYS' FEES AND COSTS. THE AWARD AND DECISION OF THE ARBITRATOR SHALL BE CONCLUSIVE AND BINDING UPON ALL PARTIES HERETO AND JUDGMENT UPON THE AWARD MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION. ALL MATTERS WITHIN THE SCOPE OF THE FEDERAL ARBITRATION ACT (9 U.S.C. SECTIONS 1 ET SEQ.) SHALL BE GOVERNED BY IT AND NOT BY ANY STATE ARBITRATION LAW. THE PARTIES FURTHER AGREE THAT IN CONNECTION WITH ANY SUCH ARBITRATION PROCEEDING EACH SHALL FILE ANY COMPULSORY COUNTERCLAIM (AS DEFINED BY RULE 13 OF THE FEDERAL RULES OF CIVIL PROCEDURE) WITHIN THIRTY (30) DAYS OF THE DATE OF THE FILING OF THE CLAIM TO WHICH IT RELATES; OTHERWISE, SUCH COUNTERCLAIM SHALL BE FOREVER BARRED. THE PARTIES FURTHER AGREE THAT ARBITRATION WILL BE CONDUCTED ON AN INDIVIDUAL, NOT A CLASS-WIDE BASIS AND THAT AN ARBITRATION PROCEEDING BETWEEN THE PARTIES, AND/OR THEIR AFFILIATES' RESPECTIVE SHAREHOLDERS, OFFICERS, DIRECTORS, AGENTS AND/OR EMPLOYEES, MAY NOT BE CONSOLIDATED WITH ANY OR OTHER ARBITRATION PROCEEDING. DESPITE THE PARTIES' AGREEMENT TO ARBITRATE, BUYER AND SELLERS EACH HAVE THE RIGHT IN A PROPER CASE

TO SEEK TEMPORARY RESTRAINING ORDERS AND TEMPORARY OR PRELIMINARY INJUNCTIVE RELIEF FROM A COURT OF COMPETENT JURISDICTION; PROVIDED, HOWEVER, THAT SELLERS AND BUYER MUST CONTEMPORANEOUSLY SUBMIT THEIR DISPUTE FOR ARBITRATION ON THE MERITS AS PROVIDED IN THIS SUBSECTION.

         9.2. CONSENT TO JURISDICTION. Subject to the parties' obligations under
Section 9.1, Buyer and Sellers agree that all actions arising under this Agreement, any related agreement, the relationship of the parties hereto, or the validity of this Agreement or any related agreement must be commenced in the state or federal court of general jurisdiction in or nearest to Troy, Michigan. Sellers and Buyer irrevocably submit to the jurisdiction of those courts and waive any objection of jurisdiction or venue in those courts.

         9.3. TRANSACTION EXPENSES. Each party will bear all of its own respective expenses incurred in the negotiations and consummation of the transactions contemplated hereby, including all legal, accounting and other advisors' fees.

         9.4. NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement are sufficient if in writing and delivered personally, delivered by a nationally recognized overnight courier service, mailed first-class, postage prepaid, registered or certified mail, or facsimile and in any event addressed as follows:

         If to Buyer to:         Allegra Holdings LLC
                                 1800 West Maple Road
                                 Troy, MI 48084
                                 Attention: Mr. William McIntire
                                 Fax: (248) 614-3719

         with a copy to:         Piper Marbury Rudnick & Wolfe
                                 203 North LaSalle Street, Suite 1800
                                 Chicago, IL 60601
                                 Attention: Fredric A. Cohen, Esq.
                                 Fax: (312) 236-7516

         If to Sellers to:       Jacobs Management Corporation
                                 2900 IDS Center
                                 80 South 8th Street
                                 Minneapolis, MN 55402
                                 Attention: David Mahler
                                 Fax: (612) 338-8188

         with a copy to:         Lindquist & Vennum, P.L.L.P.
                                 4200 IDS Center
                                 80 South 8th Street
                                 Minneapolis, MN 55402
                                 Attention: John H. Strothman
                                 Fax: (612) 371-3207

         Notice is effective (a) when delivered personally, (b) on the business day after being sent by nationally recognized courier service or transmittal by facsimile, or (c) three (3) business days after being sent by registered or certified mail. Either party may designate, by notice in writing, a new address to which any notice, demand or communication may hereafter be so given or sent.

         9.5. WRITTEN AGREEMENT TO GOVERN. This Agreement (along with all documents and instruments to be delivered pursuant hereto, including all Exhibits and Schedules) sets forth the entire understanding, and supersedes all prior and contemporaneous discussions, negotiations, understandings and oral and written agreements, among the parties relating to the subject matter it contains and merges all prior and contemporaneous discussions among them. No party shall be bound by any definition, condition, representation, warranty, covenant or provision other than as expressly stated in this Agreement or in the other documents referred to in this Agreement which form a part of this Agreement.

         9.6. CONSTRUCTION. The parties expressly agree that it is not any party's intention to violate any public policy, statutory or common laws, rules, regulations, treaties or decisions of any government. If any provision of this Agreement is judicially or administratively interpreted or construed as being unenforceable, such provision shall be inoperative, and the remainder of this Agreement shall remain binding upon the parties. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid as written by reason of its scope, the parties intend that such provision be enforced to the maximum extent permitted under applicable laws.

         9.7. WAIVER OF PROVISIONS. The headings in this Agreement are inserted for convenience of reference only and are not a part of and will not control or affect the meaning of this Agreement. The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any obligation under this Agreement or any other instrument or document to be delivered pursuant hereto shall in no manner affect the right at a later date to enforce the same. No waiver by any party of any condition, or any breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or the breach of any other provision, term, covenant, representation or warranty of this Agreement.

         9.8. LAW TO GOVERN. All matters relating to arbitration shall be governed exclusively by the Federal Arbitration Act (9 U.S.C. Sections 1 ET SEQ.). Except to the extent governed by the Federal Arbitration Act or other federal law, all matters arising from or relating to the validity, construction or enforceability of this Agreement shall be governed in all respects by the laws of the State of Michigan, without regard to its conflicts of laws rules.

         9.9. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, administrators successors and assigns; however, neither this Agreement nor the rights or obligations of either Seller arising hereunder or in connection herewith may be assigned by such Seller except with the written consent of Buyer, which consent shall not be unreasonably withheld.

         9.10. THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

         9.11. FURTHER ASSURANCES. From the Signing Date until the Closing Date, and continuing after the Closing, the parties agree (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and effectuate the transaction contemplated by this Agreement; (b) to execute and deliver to the others any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to consummate and effectuate the transactions contemplated by this Agreement, including, without limitation, any documents requested by the telephone company or other service provider in connection with the transfer of the telephone number or any service used in the Business' operation to Buyer; and (c) to cooperate with each other in connection with the foregoing.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first written above.

BUYER:                                      SELLERS:

ALLEGRA HOLDINGS LLC,                       IPI, INC., a Minnesota corporation
a Michigan limited liability company

By: /s/ Mark A. Crowley                      By: /s/ Robert J. Sutter
    ---------------------------------            -------------------------------
    Mark A. Crowley                              Robert J. Sutter
    Its: Vice President of Finance           Its:President


                                            INSTY-PRINTS, INC., a Minnesota
                                            corporation:


                                            By: David C. Oswald
                                                --------------------------------
                                            Its: President